Exhibit 10.59

CONFIDENTIAL TREATMENT

SIXTH AMENDMENT TO THE

COMMERCIAL SERVICES AGREEMENT

This Sixth Amendment to the Commercial Services Agreement (this “Sixth Amendment”) is made this 11th day of December, 2009 (the “Amendment Effective Date”), by and between ASTRAZENECA PHARMACEUTICALS LP, a Delaware limited partnership (“AstraZeneca”), and CUBIST PHARMACEUTICALS, INC., a Delaware corporation (“Cubist”).

WHEREAS, AstraZeneca and Cubist previously entered into that certain Commercial Services Agreement between AstraZeneca and Cubist, dated as of July 1, 2008 (as amended as of February 26, 2009, May 20, 2009, September 30, 2009, October 15, 2009 and October 16, 2009, the “Agreement”);

WHEREAS, Section 6.1(a) of the Agreement provides that the []*;

WHEREAS, the parties desire to amend the Agreement to establish []* Sales baselines and a manner of compensating Cubist for its activities under the Agreement for the period from January 1, 2010 through June 30, 2010 (the “Six Month Period”); and

WHEREAS, the parties desire for the Agreement to remain in effect until the end of the Six Month Period (or such alternate period as is mutually agreed by the parties in writing as set forth in this Sixth Amendment).

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

I.              Annual Baseline Sales for the Six Month Period.  Exhibit A of the Agreement is hereby amended so that Annual Baseline Sales for the Six Month Period shall equal []*.  The Quarterly Baseline Sales for each Calendar Quarter therein shall equal []*.  For all purposes under Article 6 of the Agreement, the Six Month Period shall be treated as if it were a Calendar Year.  If the Term ends at the end of the Six Month Period, then the last sentence of Section 6.2(a) shall not apply.

II.             Calculation of Annual Amount Due for the Six Month Period.  Exhibit A of the Agreement is hereby amended so that the Annual Amount Due for the Six Month Period shall equal the amount set forth in the chart below, determined based on the level of []* Sales achieved during the Six Month Period.  For clarity, without limiting any of Cubist’s rights under the Agreement (as amended by this Sixth Amendment), the Annual Amount Due calculations otherwise set forth in Exhibit A shall not apply and the maximum compensation due to Cubist under Section 6.2 of the Agreement for its activities during the Six Month Period shall in no event exceed Nine Million U.S. Dollars ($9,000,000).

*Confidential Treatment Requested.  Omitted portions filed with the Securities and Exchange Commission (the “Commission”).

Calculation of Annual Amount Due

for Six Month Period

(All figures in millions)

[]* Sales for Six Month Period	Amount Due
greater than or equal to $[]*		$9
greater than or equal to $[]* and less than $[]*	$	[]	*
greater than or equal to $[]* and less than $[]*	$	[]	*
greater than or equal to $[]* and less than $[]*	$	[]	*
greater than or equal to $[]* and less than $[]*	$	[]	*
less than $[]*		$4

III.           Calculation of Quarterly Amount Due for the Six Month Period.  Exhibit A is hereby amended so that “Quarterly Amount Due” is defined, solely for purposes of the Calendar Quarters in the Six Month Period, as follows:

“Quarterly Amount Due” means, subject to Section 6.2(a) and (f), (a) for the first Calendar Quarter of Calendar Year 2010, []*, and (b) for the second Calendar Quarter of Calendar Year 2010, []*.  By way of illustration, []* Sales during the Six Month Period are []*, then Cubist shall receive []* for the first Calendar Quarter of 2010, and []* for the second Calendar Quarter of 2010, for a total payment to Cubist equal to []*.  For clarity, the invoicing and timing of the Quarterly Amount Due payments shall be in accordance with Section 6.2(b) of the Agreement.

IV.           2009 Significant Market Events.  If Cubist desires an adjustment to Annual Baseline Sales for 2009 pursuant to Section 6.1(b) of the Agreement due to a Significant Market Event, Cubist shall request such adjustment in writing no later than January 31, 2010.  If Cubist so requests an adjustment to Annual Baseline Sales for 2009, then AstraZeneca may terminate the Agreement effective immediately by written notice of termination under this Paragraph IV to Cubist at any time on or after the date of such request, but no later than February 14, 2010.  In the event the Agreement is terminated pursuant to this Paragraph IV, []*.

V.            Expiration of Agreement as of June 30, 2010.  Notwithstanding Section 6.1(a) and the fact that the []*, the Agreement shall not terminate pursuant to Section 6.1(a) []*.  Section 15.1 of the Agreement is hereby amended so that the language therein is replaced with the following language:  “The term of this Agreement shall commence on the Effective Date and shall continue through June 30, 2010, unless earlier terminated pursuant to Section 15.2 or any other applicable provision of this Agreement (the “Term”), provided that, beginning no later than []*, 2010, AstraZeneca and Cubist shall negotiate []* the manner in which Cubist is to be compensated for activities to be performed by Cubist during the period from July 1 through December 31, 2010, and if the parties reach agreement on such terms on or prior to May 1, 2010, the Term shall be

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

extended until December 31, 2010, unless further extended by mutual written agreement of AstraZeneca and Cubist.”

VI.           Reporting and Audit Rights.  In light of the basis for calculating the Annual Amount Due for the Six Month Period, AstraZeneca shall have no obligation to report, and Cubist shall have no right to audit, the []* with respect to the Six Month Period; provided that, for the avoidance of doubt, AstraZeneca shall continue to have the obligation to report, and Cubist shall have the right to audit, the []* amounts and calculations provided by AstraZeneca for such periods.

VII.          Definitions.  All terms used, but not defined, in this Sixth Amendment shall have the respective meanings set forth in the Agreement.

VIII.        Construction.  The principles set forth in Section 1.2 of the Agreement shall apply to this Sixth Amendment.

IX.           Effective Date; Incorporation of Terms; Continuing Effect.  This Sixth Amendment shall be deemed effective for all purposes as of the Amendment Effective Date.  The amendments set forth in this Sixth Amendment shall be deemed to be incorporated in, and made a part of, the Agreement, and the Agreement and this Sixth Amendment shall be read, taken and construed as one and the same agreement (including with respect to the provisions set forth in Article XVI (Miscellaneous) of the Agreement which shall, as applicable, be deemed to apply to this Sixth Amendment (including with respect to the governing law)).  Except as otherwise expressly amended by this Sixth Amendment, the Agreement shall remain in full force and effect in accordance with its terms and conditions.

X.            Counterparts.  This Sixth Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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*Confidential Treatment Requested.  Omitted portions filed with the Commission.

IN WITNESS WHEREOF, the parties, intending to be bound, have caused this Sixth Amendment to be executed on their behalf by their duly authorized agent as of the Amendment Effective Date.

ASTRAZENECA PHARMACEUTICALS LP		CUBIST PHARMACEUTICALS, INC.

By:	/s/ Rich Fante	By:	/s/ Robert J. Perez

Name:	Rich Fante	Name:	Robert J. Perez

Title:	President	Title:	Chief Operating Officer

[Sixth Amendment Signature Page]

*Confidential Treatment Requested.  Omitted portions filed with the Commission.